Exhibit 10.1

LETTER OF INTENT

August 6, 2013

The purpose of this letter of intent (“Letter of Intent”) is to express the intentions of mLight Tech Inc., a Florida Corporation (the “Buyer” or the “Parent Company”), and The Ding King Training Institute, Inc., a California corporation (the “Seller” or the “Operating Company”), and Todd Sudeck, an individual, (Shareholder), with respect to the transactions described below.

This is a binding Letter of Intent contingent upon successful completion and delivery of a current audit of the Seller’s financials to the Buyer. The Buyer and the Seller anticipate that a final Purchase Agreement, based on the proposal described in this Letter of Intent will be developed and entered into by the parties no later than August 30, 2013.  The proposal includes the following key elements:

1.         Structure.  The transaction between the Buyer and the Seller will involve the acquisition of all (100%) of the outstanding capital stock of the Seller (the “Common Stock”) by the Buyer, free and clear of all liens, security interests, restrictions and other adverse interests. In exchange for the aforementioned capital stock of the Seller, the Seller shall receive two million five hundred thousand (2,500,000) 144 restricted Common shares of mLight Tech Inc.

2.         Executive/Management Team.  The Ding King Training Institute, Inc. will become a subsidiary of mLight Tech, Inc. The Ding King Training Institute, Inc. will function as the Operating Company with.  mLight Tech, Inc. as the Parent Company. Or alternately, The Ding King Training Institute, Inc. and mLight Tech, Inc. will be merged into one single publicly traded entity in a stock for stock exchange agreement.

3.         Todd Sudeck is and will remain the CEO of both companies..

4.         Consolidated Financials. The financials of both companies will be consolidated on a quarterly basis, consolidated financials will be filed.

5.         Definitive Purchase Agreement.  The transactions described in this Letter of Intent will be accomplished pursuant to the terms of a Purchase Agreement, which shall be in form and content mutually satisfactory to the parties and will include, without limitation, the following:

a.         Representations, warranties and covenants from both the Seller and the Buyer with respect to the assets, liabilities, financial condition, operating results, properties, commitments, products, business and affairs of the Seller and the Buyer respectively, and such other matters with respect to the assets of the Seller and the Buyer as are customary in transactions of this type.  The representations and warranties will survive the Closing.

b.         Conditions precedent to the obligations of the Seller and the Buyer customary in a transaction of this type including, without limitation that:  (i) no litigation shall have been threatened or instituted against the Buyer or the Seller challenging the legality of the transaction; (ii) the Buyer and the Seller shall have completed a satisfactory review of the records of the other party, including the financial statements and accounting procedures and both parties shall have delivered financial statements and copies of state and federal tax filings of the Seller for the past five (5) years; (iii) both the Buyer and the Seller shall have delivered to the other party each contract and material agreement relating to the supply of their  services to their customers; (iv) the Buyer shall have received an agreement in form and content reasonably satisfactory to the Stockholder that provide, for the employment of the Stockholder and other key employees by the Seller following the Closing; and (v) the Buyer AND the Seller shall have received all necessary approvals of the transaction by their respective Boards of Directors, shareholders and by any other entity having a contractual right of approval over any aspect of the transaction.

c.         Cross indemnifications between the Buyer and the Seller and their respective affiliates from and against any and all demands, claims, suits, liabilities, damages, losses, costs and expenses that arise from:  (i) any breach of or inaccuracy in any of the representations or warranties of the Seller, and (ii) any breach or default of the covenants set forth in the Purchase Agreement.

d.         Buyer shall indemnify Seller and its affiliates for any liabilities related to or arising from a violation of federal or state securities laws arising from the operations of Buyer prior to the closing under the Purchase Agreement.

6.         Due Diligence Review.  Prior to the execution of the Purchase Agreement, both Buyer and the Seller shall have completed an investigation (made by their respective personnel as well as their accountants, legal counsel and advisors) of the assets (including the facilities, liabilities, property, commitments, contracts, products, business and affairs of the Buyer and the Seller), and shall be satisfied with the results of such investigation.  Each party shall afford the other party and their respective accountants, counsel and other representatives with reasonable access during normal business hours to all of the business operations, properties, books, files and records of the other party (including such books, files and records relating to the facilities) and will do everything reasonably necessary to enable the examining party to make a complete examination of the business, finances, assets and properties (including the facilities), commitments and affairs of the other party and the conditions thereof.  Each party shall cooperate in the conducting of the due diligence investigation. This examination will be conducted in cooperation with the officers and other key management employees of the Seller in such a manner as to minimize any disruption or interference with the normal business operations of the Seller.  If the transaction is not consummated for any reason, both parties shall treat as confidential the information it has received pursuant to the terms of the confidentiality agreement executed by the parties.

7.         Standstill.  In light of the considerable time and expense that Buyer will undertake to effect the Closing, the Seller agrees that during the period commencing on the date hereof and ending on the earlier of the date the Purchase Agreement is executed and delivered or August 30, 2013, the Seller will not directly or indirectly: (a) agree to sell the The Ding King Training Institute, Inc., in whole or in part, to any partnership, corporation, person, entity or group, other than the Buyer; (b) make or assist anyone else to make any proposal to purchase the The Ding King Training Institute, Inc.; (c) encourage, solicit or initiate discussions or negotiations with or provide any information to any corporation, partnership, person, entity or group, other than the Buyer, concerning any merger, consolidation, sale of assets, sale of securities or acquisition of beneficial ownership of any stock of the Seller; or (d) otherwise take any action which would prejudice the ability of the Buyer to complete the transactions described in this Letter of Intent

8.         Preservation of Business.  Both parties agree that, between the date of this Letter of Intent and the Closing, each will use reasonable efforts, consistent with prior practice:  (a) to preserve intact the business organization and employee and other business relationships of their respective business operations, (b) to cause the Seller to continue to operate in the ordinary course of its business and to maintain its books, records and accounts in accordance with generally accepted accounting principles, consistently applied; and (c) to preserve and maintain the facilities.

9.         Drafting of Definitive Purchase Agreement.  Upon receipt of a signed counterpart of this Letter, legal counsel to the Buyer and Seller shall prepare a draft of the Purchase Agreement

10.         Expenses.  The Seller and the Buyer shall bear their own legal, accounting and other expenses in connection with the proposed transaction.  Legal, accounting and other expenses of the Seller or the Seller in connection with the proposed transaction shall not be (or become) liabilities of the Seller or otherwise suffered by the Buyer.

11.         Public Announcement.  Any announcement of the transactions contemplated by either party must be approved as to content and timing in advance by the other party; provided, however, the Buyer may make announcements as otherwise required by law.  An 8K will be filed by the Buyer.

12.         Closing.  The Closing shall take place as soon as possible after the completion and delivery of the audited financials, at a time and location which shall be mutually agreeable.  It is expected that Closing will occur no later than August 30, 2013.

If the foregoing correctly reflects your understanding of our mutual intentions, please so indicate by signing and returning the enclosed copy of this letter.

Sincerely,

/s/ Todd Sudeck

Todd Sudeck

CEO, mLight Tech, Inc.

ACKNOWLEDGED AND AGREED TO BY:

The Ding King Training Institute, Inc.	Todd Sudeck, an individual (Shareholder)

By: /s/ Todd Sudeck	By: /s/ Todd Sudeck

Title: President Date: 8-6-13	Date: 8-6-13